UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
April 6, 2021
Date of Report (date of earliest event reported)

Phillips 66 Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-36011	38-3899432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard
Houston, Texas 77042
(Address of Principal Executive Offices and Zip Code)

(855) 283-9237
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units, Representing Limited Partner Interests	PSXP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2021, Phillips 66 Partners LP (the “Partnership”), as borrower, and Phillips 66 Partners Holdings LLC, a wholly owned subsidiary of the Partnership, as guarantor (the “Guarantor”), various financial institutions as lenders, and The Bank of Nova Scotia, Houston Branch, as administrative agent, The Bank of Nova Scotia, BofA Securities, Inc. and Sumitomo Mitsui Banking Corporation as joint lead arrangers and joint bookrunners, entered into a Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for a $450 million senior unsecured term loan that matures on April 5, 2022. The Partnership intends to use proceeds from the Credit Agreement for general partnership purposes, including repayments of borrowings under its $750 million senior unsecured revolving credit facility (the “Revolver”).

Borrowings under the Credit Agreement will bear interest at a rate per annum equal to (i) with respect to Eurodollar Loans, the Eurodollar Rate, as defined in the Credit Agreement, plus 0.875% and (ii) with respect to Reference Rate Loans, the ABR, as defined in the Credit Agreement, plus 0.875%.

The Credit Agreement contains customary representations and warranties of each of the Partnership and the Guarantor. The Credit Agreement requires the Partnership to maintain a maximum consolidated leverage ratio and contains certain restrictive covenants regarding, among other things, limitations on liens, and mergers and sales of all or substantially all assets, all substantially identical to the Revolver. The term loans are not subject to any mandatory prepayment requirements, and may be prepaid at the option of the Partnership at any time (subject to customary notice and minimum amount requirements) without premium or penalty.

The Credit Agreement contains customary events of default, including nonpayment of principal when due, nonpayment of interest or other amounts after a customary grace period, violation of covenants (subject, in the case of certain of such covenants, to a 30-day grace period), incorrectness of representations and warranties in any material respect when made, cross payment default and cross acceleration to terms of material indebtedness, bankruptcy or other insolvency events of the Partnership or its material subsidiaries or the Guarantor (with a customary grace period for involuntary events), material monetary judgments, ERISA events, actual or asserted invalidity of loan documents and changes of control.

The Partnership expects that certain of the lenders under the Credit Agreement will have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for the Partnership or its affiliates, and affiliates of these lenders have served in the past as underwriters in public offerings of securities by the Partnership, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

A copy of the Credit Agreement is included in this Form 8-K as Exhibit 10.1 and incorporated herein by reference. The summary description of the Credit Agreement in this report does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1
Credit Agreement, dated as of April 6, 2021, by and among Phillips 66 Partners LP, Phillips 66 Partners Holdings LLC, the lenders party thereto, The Bank of Nova Scotia, Houston Branch, as administrative agent, and The Bank of Nova Scotia, BofA Securities, Inc. and Sumitomo Mitsui Banking Corporation as joint lead arrangers and joint bookrunners

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS 66 PARTNERS LP

By: Phillips 66 Partners GP LLC, its general partner

By:	/s/ Kevin J. Mitchell
Kevin J. Mitchell Vice President and Chief Financial Officer

Date: April 12, 2021
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